UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2008

ASTRATA GROUP INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Nevada	000-32475	84-1408762
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

950 South Coast Drive, Suite 265, Costa Mesa, California	92626-1776
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(714) 641-1512

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02, Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

As of January 10, 2008, the management of Astrata Group Incorporated (the “Company”) has determined that the revenue recognition method on our Classified Contract (the Contract”) entered into on April 10, 2007, will change.  The reports for the interim periods as of  and for the three and six month periods ended May 31, 2007 and August 31, 2007, respectively,  which the Company filed includes no recognized revenues for this Contract.  Therefore, the reports for the interim periods of May 31, 2007 and August 31, 2007 should  no longer be relied upon.

In the reports covering the interim periods mentioned above it was disclosed that the Company entered into a fixed-price contract with a Singapore entity on April 10, 2007 to manufacture, ship and service approximately $93.5 million of its Telematics products. Deliveries will take place overseas during a two-year period. The Contract includes a provision for substantial liquidated damages for unexcused delays in product deliveries and/or failure to satisfy certain customer-specified acceptance criteria. In addition, in the event of non-performance by the Company that remains uncorrected after notice from the customer and the expiration of a contractual grace period, the customer has the right to cancel the Contract. The Company’s proprietary Telematics system is undergoing significant customization/modification in order to achieve the functionality required by the customer.

The Company initially accounted for the Contract described above based on the units-delivered basis under the percentage-of completion method under the AICPA Statement of Position (“SOP”) 81-1, “Accounting for Performance of Construction-Type and Certain Production –Type Contracts. Under this method, revenue and the costs of earned revenue will be recorded as delivered units are deemed to be accepted by the customer, assuming that all other revenue recognition criteria have been met.  The costs of earned revenue will be recognized on an average-per-unit basis, using the most recent estimate of total contract costs.

After extensive review of the Contract and the related accounting literature, management believes that accounting for the contract falls under SOP 81-1 “Accounting for Performance of Construction-Type and Certain Production –Type Contracts”.  The two generally accepted methods for contract accounting are the percentage of completion method including units of delivery and the completed contract method.  Management has concluded the percentage of completion method rather than the units-delivered basis is appropriate for the Contract because the term extends over 24 months; the Company’s experience in the telematics industry supports its ability to perform under the Contract and make reasonably dependable estimates which are reasonably assured.  The completed contract method would produce distorted results.

The percentage of completion method is the preferable method because it more closely matches the revenues and profits to the period in which the effort and progress occurs on the Contract.  The completed contract method is acceptable or appropriate in circumstances in which financial position and results of operations would not vary materially from those resulting from use of the percentage of completion method, for example an entity with short term contracts.  The completed contract method is also preferable when estimates cannot meet the criteria for reasonable dependability or in which there are inherent hazards or conditions that raise doubt about the ability of the parties to perform under the contract.  Based upon management’s extensive review, the financial results for the three and six month periods ended May 31, 2007 and August 31, 2007, respectively, will be restated to reflect the appropriate amount of revenue and related costs  to be recorded under the provisions of SOP 81-1.

ITEM 9.01.  Financial Statements and Exhibits.

(a)	Financial statements of business acquired:

None

(b)	Exhibits

99.1             Press release on contract revenue recognition policy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRATA GROUP INCORPORATED

Date: January 14, 2008	By:	/s/ THOMAS A. WAGNER
Thomas A. Wagner
Chief Financial Officer